Exhibit 10(k)

Alberto-Culver Company

Summary of Compensation for Transaction Committee

of the Board of Directors

On January 9, 2006, the Board of Directors of Alberto-Culver Company approved the payment of compensation to the members of the Transaction Committee of the Alberto-Culver Board of Directors. The Transaction Committee was formed on September 1, 2005 for the purpose of providing oversight on behalf of the full board of directors of Alberto-Culver in connection with its consideration of the possible transaction with Regis Corporation and Alberto-Culver’s strategic direction and alternatives more generally. The Transaction Committee is comprised of James G. Brocksmith, Jr., Chairman, King Harris, John A. Miller and Sam J. Susser. Each member of the Transaction Committee receives $1,500 for attending a meeting in person and $750 for attending a meeting by telephone. In addition, the chairman of the Transaction Committee receives an annual retainer of $7,500.